Exhibit 10.6G

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of May 1, 2006, by and between CLARENDON HILLS INVESTORS, LLC, a California limited liability company (“Landlord”), and TERCICA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord (as successor in interest to 2000 Sierra Point, LLC) and Tenant are parties to that certain Lease Agreement (“Original Lease”) dated as of March 7, 2005 pursuant to which Landlord leased to Tenant and Tenant leased from Landlord approximately 28,278 rentable square feet (“Premises”) at 2000 Sierra Point Parkway, Brisbane, California (“Building”).

B. Per Exhibit F, Section 2 of the Original Lease, Tenant possessed the “3rd Floor Expansion Option” which expired on January 31, 2006.

C. Per Exhibit F, Section 1 of the Original Lease, Tenant possesses an “Expansion Option” to lease the “Expansion Space” on the 2nd Floor (“2nd Floor Expansion Option”).

D. Landlord and Tenant wish to amend the Original Lease to reactivate and extend the expiration date of the “3rd Floor Expansion Option”.

E. Landlord and Tenant wish to amend the Original Lease to terminate the Tenant’s “2nd Floor Expansion Option”.

NOW, THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Effective Date. The Effective Date of this Amendment shall be May 1, 2006.

2. Reactivation and Extension of the Termination Date of the 3rd Floor Expansion Option.

i.	The Tenant’s 3rd Floor Expansion Option is hereby reactivated and renewed and the new termination date for the 3rd Floor Expansion Option shall be December 31, 2006, and Tenant may execute its Option at any time before December 31, 2006.

ii.	If the Option is exercised before July 31, 2006, the basic lease terms for the “3rd Floor Space” shall be as follows:

a.	Expansion Premises: Suite 300 containing approximately 11,100 net rentable square feet. This Expansion Premises shall be incorporated into the Original Premises, which contains approximately 28,278 rentable square feet, for a combined new Premises which contains approximately 39,378 rentable square feet (approximately 19,689 rentable square feet for each of the 3rd and 4th floors).

b.	Lease Commencement Date: Date of Option Exercise

c.	Base Rent:

Date of Option Exercise – September 31, 2006:	$0.00 ($0.00/sf)
October 1, 2006 – June 30, 2007:	$27,750.00 ($2.50/sf)
July 1, 2007 – June 30, 2008:	$28,860.00 ($2.60/sf)

July 1, 2008 – June 30, 2009:	$29,970.00 ($2.70/sf)
July 1, 2009 – June 30, 2010:	$31,080.00 ($2.80/sf)
July l, 2010 – June 30, 2011:	$32,190.00 ($2.90/sf)
July 1, 2011 – Sept 30, 2011:	$33,300.00 ($3.00/sf)

d.	Tenant Improvement Allowance: $277,500 ($25 per sf), plus up to $20,000 for architectural services to be provided by Huntsman Architects.

e.	Base Year for Expansion Premises: 2006

f.	Additional Tenant’s Share of the Building for Operating Costs and Taxes for the Expansion Premises: 5.18%

g.	Security Deposit: $100,000, which may be returned to the Tenant upon Tenant’s request after August 1, 2008 provided that the Tenant is in possession and occupancy of the Premises and has not in Defaulted under any of the terms of the Original Lease.

h.	Parking: The Tenant shall be provided an additional thirty-nine (39) parking spaces for the Expansion Premises on a non-exclusive basis, in accordance with the terms of the Original Lease.

i.	All other provisions in Exhibit F, Section 2 and the Original Lease shall apply to the exercise of this Option.

iii.	If the Option is exercised after July 31, 2006 but before December 31, 2006, the process for determining the terms of the expansion Option shall be based on the process that is already enumerated in the Original Lease. The commencement date for the “3rd Floor Space” shall be the date on which the Tenant executes its Option. All other provisions in Exhibit F, Section 2 and the Original Lease shall apply to the exercise of this Option.

3. Termination of the 2nd Floor Expansion Option. All Option rights granted to the Tenant by the Original Lease (specifically but not exclusively Exhibit F, Section 1 of the Original Lease) for the 2nd Floor of the Building are hereby terminated. This shall not affect any Rights of First Offer that the Tenant has for space on the 2nd Floor of the Building.

4. No Further Amendment. The Original Lease, as modified by this Amendment, shall remain in full force and effect.

5. Confirmation of Original Lease. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) Tenant has not subleased or assigned any of its right, title and interest in and to the Original Lease and has full power and authority to enter into and perform its obligations hereunder; (c) to the best of Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Original Lease; (d) to the best of Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Original Lease; (e) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (f) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

6. Voluntary Agreement. The parties have read this Amendment, and on the advice of counsel they have freely and voluntarily entered into this Amendment.

7. Representation by Counsel. Each party acknowledges that it has been represented by independent legal counsel of its own choice in connection with the execution of this Amendment and has had an adequate opportunity to investigate the subject matter of this Amendment before executing this Amendment.

8. Brokerage. Landlord and Tenant each warrant to the other that it has not had dealings with any finder, broker, or agent in connection with this Amendment. Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any finder, broker, or agent based on dealings with the indemnifying party with respect to this Amendment.

9. General Provisions. This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns. This Amendment shall be governed, and construed in accordance with, the laws of the State of California without regard to or application of the principles of conflict of laws. This Amendment together with the Original Lease constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof.

10. Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the date first set forth above.

TENANT:		LANDLORD:

TERCICA, INC.,		CLARENDON HILLS INVESTORS, LLC
a Delaware corporation		a California limited liability company

Signature:	/s/ Stephen N. Rosenfield	By:	/s/ Stephen P. Diamond
	Stephen N. Rosenfield		Stephen P. Diamond
	General Counsel		Manager

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